EXHIBIT 11


                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE



                                                     1997                          1996
                                           ------------------------       ------------------------
                                                           FULLY                           FULLY
                                            PRIMARY        DILUTED         PRIMARY        DILUTED
                                           ---------      ---------       ---------      ---------
Six months ended April 30:

Weighted average number of common
     shares outstanding                    5,309,469      5,309,469       5,132,965      5,132,965

Common Stock equivalents arising from
     dilutive stock options (1)            1,022,211      1,046,812         575,666        618,805
                                           ---------      ---------       ---------      ---------
                                           6,331,680      6,356,281       5,708,631      5,751,770
                                           =========      =========       =========      =========

Net income per share: (1)
     From continuing operations            $     .51      $     .51       $     .21      $     .21

     From discontinued operations               --             --               .13            .13
                                           ---------      ---------       ---------      ---------

Net income per share                       $     .51      $     .51       $      34      $     .34
                                           =========      =========       =========      =========

Three months ended April 30:

Weighted average number of common
     shares outstanding                    5,332,224      5,332,224       5,179,790      5,179,790

Common Stock equivalents arising from
     dilutive stock options (1)            1,055,478      1,055,653         649,458        726,866
                                           ---------      ---------       ---------      ---------
                                           6,387,702      6,387,877       5,829,248      5,906,656
                                           =========      =========       =========      =========

Net income per share: (1)
     From continuing operations            $     .26      $     .26       $     .11      $     .11

     From discontinued operations               --             --               .07            .07
                                           ---------      ---------       ---------      ---------

Net income per share                       $     .26      $     .26       $     .18      $     .18
                                           =========      =========       =========      =========

-------------------
 (1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.